                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                              Financial Statements
                                  and Schedules

                     Years ended December 31, 1995 and 1994



                                    CONTENTS

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . .  1

Audited Financial Statements

Statements of Net Assets Available for Plan Benefits . . . . . . . . . . .  2
Statements of Changes in Net Assets Available for Plan Benefits. . . . . .  3
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  4

Schedules

Assets Held for Investment . . . . . . . . . . . . . . . . . . . . . . . . 10
Transactions or Series of Transactions in Excess of 5% of the
  Current Value of Plan Assets . . . . . . . . . . . . . . . . . . . . . . 11

                         Report of Independent Auditors


The Board of Directors
Iowa Farm Bureau Federation


We have audited the accompanying statements of net assets available for plan benefits of the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1995 and 1994, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment at December 31, 1995 and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employment Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1995 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1995 financial statements taken as a whole.

The information presented in the schedule of assets held for investments assumes cost to be equal to current value as historical cost information is not available. Disclosure of cost information, which is not considered material to the financial statements taken as a whole, is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



May 17, 1996

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

              Statements of Net Assets Available for Plan Benefits



                                                         DECEMBER 31
                                                     1995           1994
                                                  -------------------------
ASSETS
Investments:
   Mutual funds, at fair value:
      FBL Series Fund, Inc.:
         High Grade Bond Portfolio                $  225,532     $  185,448
         High Yield Bond Portfolio                   246,354        229,548
         Managed Portfolio                           825,183        622,588
         Money Market Portfolio                       65,997         56,870
         Blue Chip Portfolio                         516,020        384,796
         Growth Common Stock Portfolio             2,154,425      1,620,314
                                                  -------------------------
                                                   4,033,511      3,099,564

      FBL Money Market Fund, Inc.                     70,356         69,154
                                                  -------------------------
   Total investments in mutual funds               4,103,867      3,168,718

   Flexible premium deferred annuities             4,273,444      3,918,338
   Notes receivable from participants                579,579        498,506
                                                  -------------------------
Total investments                                  8,956,890      7,585,562
                                                  -------------------------

NET ASSETS AVAILABLE FOR PLAN BENEFITS            $8,956,890     $7,585,562
                                                  -------------------------
                                                  -------------------------

SEE ACCOMPANYING NOTES.

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan


                        Statements of Changes in Net Assets
                              Available for Plan Benefits

                                                                 YEAR ENDED DECEMBER 31
                                                                    1995         1994
                                                              -------------------------
Additions:
 Investment income:
   Interest                                                      $ 314,291    $ 262,669
   Dividends                                                       177,406      176,182
   Net unrealized and realized gains (losses) on
    investments                                                    628,494     (286,592)
                                                              -------------------------
                                                                 1,120,191      152,259
 Contributions:
  Employee                                                         501,033      528,704
  Rollovers from other plans                                        15,298       64,250
                                                                 ----------------------
Total additions                                                  1,636,522      745,213

Deductions - benefits paid to participants                         (265,194)   (488,051)
                                                                 ----------------------
Net additions                                                     1,371,328     257,162

Net assets available for plan benefits at begining of year        7,585,562   7,328,400
                                                                  ---------------------
Net assets available for plan benefits at end of year            $8,956,890  $7,585,562
                                                                  ---------------------
                                                                  ---------------------

SEE ACCOMPANYING NOTES.

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                          Notes to Financial Statements

                                December 31, 1995


1.   SIGNIFICANT ACCOUNTING POLICIES

Investments in FBL Series Fund, Inc. and FBL Money Market Fund, Inc. are stated at fair market value, based on the latest quoted market price. Investments in flexible premium deferred annuities, which are considered fully benefit-responsive contracts, are valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. The interest rate is 1-1/2% above the FBL Flexible Premium Deferred Annuity Rate and ranged from 8.10% to 8.60% during the year ended December 31, 1995 and 7.75% to 8.10% during the year ended December 31, 1994.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   DESCRIPTION OF THE PLAN

Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan (the
Plan) is a defined contribution plan which covers substantially all employees of Iowa Farm Bureau Federation and affiliated companies (the Companies) and is designed to provide retirement benefits. Participants are allowed to contribute form 1% to 15% of their salaries, after tax, to the Plan, subject to certain limitations described in the plan document. The Companies may contribute a discretionary matching contribution equal to a percentage not to exceed the aggregate amount of compensation contributed to each participant's deferral account for each plan year. All amounts are 100% vested. The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

In addition, the Companies provide a supplemental early retirement plan. This supplemental plan together with the basic defined benefit retirement plan provides employees 70% of average monthly compensation after age 55 with 30 years of service. Because total contributions to the basic retirement plan, the supplemental early retirement plan, and the Plan would likely exceed the 25% of taxable compensation limitation, the Companies discontinued pre-tax contributions to the 401(k) plan effective January 1, 1994 and implemented a 401(m) amendment to the plan. The 401(m) amendment will only allow after-tax dollar contributions (rather than before-tax).

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)



2.   DESCRIPTIONS OF THE PLAN (CONTINUED)

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

The foregoing description of the Plan provides only general information. A more complete description of the Plan's provisions may be obtained from the plan administrator.

3.   INVESTMENTS

Contributions are invested in the mutual funds or flexible premium deferred annuities sponsored by or offered by the Companies. Participants may elect which portfolios of the mutual funds to invest their contributions. The portfolios invest primarily in common stock, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money markets. Participants electing to have contributions deposited into the Flexible Premium Deferred Annuities receive interest at a rate determined by the Board of Directors of Farm Bureau Life Insurance Company, with a guaranteed rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. During the years ended December 31, 1995 and 1994, the interest rate credited to these contributions ranged from 6.60% to 7.10% and 6.25% to 6.60%, respectively. During the years ended December 31, 1995 and 1994, the average yield on the Flexible Premium Deferred Annuities was 6.84% and 6.07%, respectively.

Changes in net assets available for plan benefits for each investment option are as follows:


                                          HIGH GRADE     HIGH YIELD                     MONEY
                                            BOND           BOND          MANAGED        MARKET        BLUE CHIP
                                          PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO
                                          ---------------------------------------------------------------------
Net assets available for plan
  benefits at January 1, 1994             $197,764       $244,325       $567,915        $54,399       $444,494
  Interest and dividend income
                                            11,227         18,044         32,952          1,192          2,846

  Net unrealized and realized
    losses on investments                  (11,801)       (22,730)       (57,704)            --           (620)
  Contributions:
    Employees                               10,852         17,747         87,004          3,321         36,584
    Rollovers from other plans                  --          3,097         11,116             --          3,513
  Benefits paid to participants            (21,180)       (15,019)       (28,789)          (611)       (49,378)
  Transfers between funds                   (1,414)       (15,916)        10,094         (1,431)       (52,643)
                                          ---------------------------------------------------------------------
Net assets available for plan
  benefits at December 31, 1994            185,448        229,548        622,588         56,870        384,796


                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)


3.   INVESTMENTS (CONTINUED)


                                                  HIGH GRADE       HIGH YIELD                           MONEY
                                                     BOND             BOND            MANAGED          MARKET          BLUE CHIP
                                                   PORTFOLIO        PORTFOLIO        PORTFOLIO        PORTFOLIO        PORTFOLIO
                                                 ---------------------------------------------------------------------------------
   Interest and dividend income                    $  12,910         $ 19,065         $ 38,250         $  2,281         $  4,046
   Net unrealized and realize
      gains on investments                            11,408            8,147          118,477               --          121,697
   Contributions:
      Employees                                        8,835           16,258           82,854            7,328           38,453
      Rollovers from other plans                         341              751            3,434            1,330              751
   Benefits paid to participants                      (2,527)         (18,708)         (25,378)            (525)         (18,218)
   Transfers between funds                             9,117           (8,707)         (15,042)          (1,287)         (15,505)
                                                 ---------------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31, 1995                    $225,532         $246,354         $825,183         $ 65,997         $516,020
                                                 ---------------------------------------------------------------------------------
                                                 ---------------------------------------------------------------------------------


                                                    GROWTH                           FLEXIBLE           NOTES
                                                    COMMON          FBL MONEY         PREMIUM        RECEIVABLE
                                                     STOCK           MARKET          DEFERRED           FROM
                                                   PORTFOLIO        FUND,INC.        ANNUITIES      PARTICIPANTS        TOTALS
                                                 ---------------------------------------------------------------------------------
Net assets available for plan
   benefits at January 1, 1994                    $1,555,141       $   71,457       $3,796,342       $  396,563       $7,328,400
   Interest and dividend income                      108,039            1,882          234,020           28,649          438,851
   Net unrealized and realized
      losses on investments                         (193,737)              --               --               --         (286,592)
   Contributions:
      Employees                                      183,072            9,010          181,114               --          528,704
      Rollovers from other plans                      12,471               --           34,053               --           64,250
   Benefits paid to participants                    (109,119)          (2,050)        (261,905)              --         (488,051)
   Loans made to participants                             --               --         (347,400)         347,400               --
   Loan repayments                                        --               --          274,106         (274,106)              --
   Transfers between funds                            64,447          (11,145)           8,008               --               --
                                                 ---------------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31, 1994                   1,620,314           69,154        3,918,338          498,506        7,585,562


                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)



3.   INVESTMENTS (CONTINUED)

                                            GROWTH                     FLEXIBLE           NOTES
                                            COMMON       FBL MONEY      PREMIUM        RECEIVABLE
                                            STOCK         MARKET       DEFERRED           FROM
                                          PORTFOLIO      FUND, INC.    ANNUITIES       PARTICIPANTS  TOTALS
                                        -----------------------------------------------------------------------

  Interest and dividend income          $   97,744       $  3,110     $  280,358      $  33,933     $  491,697
  Net unrealized and realized
    gains on investments                   368,765             --             --             --        628,494
  Contributions:
    Employees                              161,425         11,276        174,604             --        501,033
    Rollovers from other plans               5,056             --          3,635             --         15,298
  Benefits paid to participants            (79,269)        (2,139)      (118,430)            --       (265,194)
  Loans made to participants                    --             --       (353,300)       353,300             --
  Loan repayments                               --             --        306,160       (306,160)            --
  Transfers between funds                  (19,610)       (11,045)        62,079             --             --
                                        -----------------------------------------------------------------------
Net assets available for plan
  benefits at December 31, 1994         $2,154,425       $ 70,356     $4,273,444      $ 579,579     $8,956,890
                                        -----------------------------------------------------------------------
                                        -----------------------------------------------------------------------


The fair values of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                           DECEMBER 31
                                                     1995               1994
                                                   ---------------------------
FBL Series Fund, Inc.:
 Managed Portfolio (64,217 shares in 1995 and
   57,066 shares in 1994)                         $  825,183        $  622,588
 Blue Chip Portfolio (20,908 shares in 1995 and
   20,479 shares in 1994)                            516,020           384,796
 Growth Common Stock Portfolio (152,796 shares
   in 1995 and 139,322 shares in 1994)             2,154,425         1,620,314
Flexible premium deferred annuities                4,273,444         3,918,338
Notes receivable from participants                   579,579           498,506

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)



4.   INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated November 18, 1994, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code and ERISA to maintain its tax-exempt status. The administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

5.   ADMINISTRATIVE AND OPERATING EXPENSES

The Companies pay all administrative and operating expenses of the Plan.

6.   SUBSEQUENT EVENT

Effective January 1, 1996, the Company approved a plan amendment that will provide profit sharing for agency managers and assistant agency managers through employer contributions.

                                   SCHEDULES

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                           Assets Held for Investment

                                December 31, 1995


                                DESCRIPTION OF INVESTMENT
     IDENTITY OF ISSUER,         INCLUDING MATURITY DATE,
           BORROWER               RATE OF INTEREST, PAR                                    CURRENT
       OR SIMILAR PARTY             OR MATURITY VALUE               COST                    VALUE
- ------------------------------------------------------------------------------------------------------
FBL Series Fund, Inc.           Investments in mutual fund as
                                  follows:
                                  High Grade Bond Portfolio      $  225,532*              $  225,532
                                  High Yield Bond Portfolio         246,354*                 246,354
                                  Managed Portfolio                 825,183*                 825,183
                                  Money Market Portfolio              65,997                  65,997
                                  Blue Chip Portfolio               516,020*                 516,020
                                  Growth Common Stock
                                    Portfolio                     2,154,425*               2,154,425

FBL Money Market Fund,
  Inc.                          Money market mutual fund              70,356                  70,356

Farm Bureau Life Insurance      Flexible premium deferred
  Company                         annuities                        4,273,444               4,273,444

Various participants            Notes receivable, 7.75% to
                                  10.25% due through
                                  December 2000                      579,579                 579,579
                                                               ----------------------------------------
Total investments                                                 $8,956,890              $8,956,890
                                                               ----------------------------------------
                                                               ----------------------------------------


The issuers of all the investments above are considered as parties-in-interest to the Plan.

* Cost is assumed to equal current value as historical cost information is not available.

                  Iowa Farm Bureau Federation and Affiliated
                         Companies 401(k) Savings Plan

                Transaction or Series of Transactions in Excess
                   of 5% of the Current Value of Plan Assets

                         Year ended December 31, 1995


     NUMBER OF
    TRANSACTIONS        IDENTITY OF PARTY INVOLVED       DESCRIPTION OF ASSET
- -------------------------------------------------------------------------------
CATEGORY (i) -- ANY SINGLE SECURITY TRANSACTION WHICH EXCEEDS 5% OF THE PLAN ASSETS.

For purposes of schedule presentation, category (i) transactions have been aggregated and included under the category (iii) heading.

CATEGORY (iii) -- ANY TRANSACTIONS INVOLVING SECURITIES OF THE SAME ISSUE, WHEN AGGREGATED, EXCEEDS 5% OF PLAN ASSETS.

        50          FBL Series Fund, Inc.*        Purchases of Growth Common
                                                    Stock Portfolio

        59          FBL Series Fund, Inc.*        Sales of Growth Common Stock
                                                    Portfolio

        74          Farm Bureau Life Insurance    Purchases of Flexible Premium
                      Company*                      Deferred Annuity

       138          Farm Bureau Life Insurance    Sales of Flexible Premium
                      Company*                      Deferred Annuity

        89          Various participants*         Issuance of notes receivable

        12          Various participants*         Repayments (net of interest)
                                                    of notes receivable

THERE WERE NO CATEGORY (ii) OR (iv) TRANSACTIONS DURING THE YEAR ENDED DECEMBER 31, 1995.

*     Indicates party-in-interest to the Plan.

Cost information is not available. Purchases include expenditures for securities and realized and unrealized gains/losses during the year. Sales represent proceeds received upon sale of securities.

                                                CURRENT VALUE     NET GAIN
   PURCHASE PRICE  SELLING PRICE  COST OF ASSET   OF ASSETS        (LOSS)
- -------------------------------------------------------------------------------




       $645,755         $   --       $645,755       $645,755           $ --

             --        111,644        111,644        111,644             --

        841,282             --        841,282        841,282             --

             --        486,176        486,176        486,176             --

        353,300             --        353,300        353,300             --

             --        272,227        272,227        272,227             --